As filed with the Securities and Exchange Commission on May 7, 1999
                                     Registration Statement No. 333-[       ]
------------------------------------------------------------------------------
                    SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                        ---------------------------
                                  FORM S-3
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        ---------------------------
                         JONES APPAREL GROUP, INC.
           (Exact name of Registrant as specified in its charter)
                        ---------------------------
      Pennsylvania                             06-0935166
(State or other jurisdiction of       (I.R.S. Employer Identification No.)
incorporation or organization)
                         ---------------------------
                            250 Rittenhouse Circle
                              Bristol, PA 19007
                                (215) 785-4000
 (Address, including zip code, and telephone number, including area code, of
                  Registrant's principal executive offices)
                         ---------------------------
                             Ira M. Dansky, Esq.
                          Jones Apparel Group, Inc.
                                1411 Broadway
                              New York, NY 10018
                                (212) 536-9526
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                         ---------------------------
                                   Copy to:
                           Philip J. Boeckman, Esq.
                           Cravath, Swaine & Moore
                              825 Eighth Avenue
                              New York, NY 10019
                                (212) 474-1000
                         ---------------------------

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act , please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act , check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act , please check the following box. [ ]
                         ---------------------------

                       CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
Title of                        Proposed      Proposed
Each Class                      Maximum       Maximum
of Securities      Amount       Offering      Aggregate       Amount of
to be              to be        Price         Offering        Registration
Registered         Registered   Per Unit(1)   Price(1)        Fee(2)
-----------------------------------------------------------------------------
Common Stock,
 $.01 par value
 per share         586,550      $33.6875      $19,759,403     $5,493.11
=================  ==========   ============  ==============  ============
(1) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low reported sale prices of the Registrant's Common Stock on the New York Stock Exchange Inc. Composite Tape on May 3, 1999.
(2)  Calculated by multiplying the aggregate offering amount by .000278.

     Pursuant to Rule 429 under the Securities Act, the Prospectus that is a part of this Registration Statement includes all the information currently required in a prospectus relating to the securities covered by the Registrant's Registration Statement on Form S-3, Registration No. 333-66223 (the "Prior Registration Statement"). Such combined prospectus constitutes post-effective Amendment No. 1 to, and will be used in connection with, the Prior Registration Statement. The number of shares of Common Stock eligible to be sold under the Prior Registration Statement (3,122,492 as of May 3,
1999) shall be carried forward to this Registration Statement. Such post-effective amendment shall become effective concurrently with the effectiveness of this Registration Statement according to Section 8(a) of the Securities Act . The amount of the filing fee associated with such securities that was previously paid with the Prior Registration Statement is
$14,268.62.
                         ---------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

------------------------------------------------------------------------------

The information in this Prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

------------------------------------------------------------------------------


PROSPECTUS                                           SUBJECT TO COMPLETION,
                                                              May 7, 1999


                              3,709,042 SHARES
                         JONES APPAREL GROUP, INC.
                                COMMON STOCK

                    ------------------------------------


     This Prospectus relates to the proposed sale from time to time of up to an aggregate of 3,709,042 shares of common stock of Jones Apparel Group, Inc., a Pennsylvania corporation, by certain selling shareholders. These selling shareholders acquired their Jones shares in connection with the acquisition by Jones of Sun Apparel Group, Inc., a Texas corporation, on October 2, 1998.

     In connection with such acquisition, we agreed to register this offering of shares for the benefit of the selling shareholders.

     The selling shareholders may sell all or any portion of their shares of common stock in one or more transactions on the New York Stock Exchange or in private, negotiated transactions. The selling shareholders will determine the prices at which they sell their shares. We will not receive any of the proceeds from the sale of the shares by the selling shareholders, but we will pay all registration expenses. The selling shareholders will pay all selling expenses, including all underwriting discounts and selling commissions.

     On May 5, 1999, Jones had 103,990,653 shares of its common stock outstanding. The common stock is listed on the New York Stock Exchange under the symbol "JNY." On May 3, 1999, the last reported sale price of the common stock on the New York Stock Exchange was $33.75 per share.

     We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read this entire Prospectus and any amendments or supplements carefully before you make your investment decision.

     Our principal executive offices are located at 250 Rittenhouse Circle, Bristol, Pennsylvania 19007. Our telephone number is (215) 785-4000.

                             ------------------

     Please see "Risk Factors" beginning on page 5 for a discussion of certain factors you should consider before deciding to invest in shares of Jones common stock.

                             ------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                            ------------------

                 The date of this Prospectus is [ ], 1999.

                             TABLE OF CONTENTS

                                                                           Page

Where You Can Find More Information...........................................3

The Company...................................................................4

Special Note Regarding Forward-looking Statements.............................4

Risk Factors..................................................................5

Use of Proceeds..............................................................10

Selling Shareholders.........................................................10

Plan of Distribution.........................................................11

Description of Capital Stock.................................................12

Legal Matters................................................................12

Experts......................................................................12

                    WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800- SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

          The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          o    Annual Report on Form 10-K for the year ended December 31,
               1998

          o Current Reports on Form 8-K dated September 24, 1998, October 2, 1998, January 1, 1999, January 13, 1999, and March 2, 1999

          o    Registration Statement on Form S-4 (Registration Statement
               No. 333-      ) filed on April 7, 1999

          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  Chief Financial Officer
                  Jones Apparel Group, Inc.
                  250 Rittenhouse Circle
                  Bristol, Pennsylvania 19007
                  (215) 785-4000
                         ----------------------------

         As used in this Prospectus, unless the context requires otherwise, "we" or "Jones" or the "Company" means Jones Apparel Group, Inc. and its predecessors and consolidated subsidiaries. Italicized terms in this Prospectus indicate trademarks or other protected intellectual property that Jones owns or licenses.

                                THE COMPANY

          Jones is a leading designer and marketer of better priced women's sportswear, suits, dresses and jeanswear. Jones markets its products under several nationally known brands, including Jones New York, Evan Picone and Rena Rowan, and the Lauren by Ralph Lauren and Ralph by Ralph Lauren brands licensed from Polo Ralph Lauren. Each label is differentiated by its own distinctive styling and pricing strategy. Jones primarily contracts for the manufacture of its products through a worldwide network of manufacturers.

          On October 2, 1998, Jones acquired Sun Apparel, Inc. ("Sun"). Sun is a designer, manufacturer and distributor of jeanswear, sportswear and related apparel for men, women and children under various licensed, private label and Sun-owned brands, the most prominent of which is the Polo Jeans Company brand licensed from Polo Ralph Lauren. Through its brand marketing and development expertise, diversified product offerings, manufacturing capabilities and comprehensive distribution network, Sun reaches a broad range of consumers.

          On March 2, 1999, Jones announced that it had entered into a definitive agreement to acquire 100% of the common stock of Nine West Group Inc. ("Nine West") in a merger transaction. Nine West is a leading designer, developer and marketer of quality, fashionable footwear and accessories. Nine West markets its products under internationally recognized brands, including Nine West, Amalfi, Bandolino, Easy Spirit, Enzo Angiolini and CK/Calvin Klein Shoes and Bags (under license). In addition, Nine West markets shoes under Jones' Evan-Picone label under license.

          Our principal executive offices are located at 250 Rittenhouse Circle, Bristol, Pennsylvania 19007. Our telephone number is (215) 785-4000.


                           SPECIAL NOTE REGARDING
                         FORWARD-LOOKING STATEMENTS

          This Prospectus and the documents incorporated by reference contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for our common stock and other matters. Statements in this Prospectus that are not historical facts are hereby identified as "forward- looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933 (the "Securities Act"). Such forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever such forward-looking statements occur in this Prospectus, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by such forward-looking statements. You should consider such forward-looking statements, therefore, in light of various important factors, including those set forth in this Prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

          o the performance of our products within, and the overall strength of, the prevailing retail environment;

          o customer acceptance of new designs and newly-introduced product lines;

          o changes in the costs of raw materials, labor and advertising;

          o our ability to secure and protect trademarks and other intellectual property rights;

          o    our ability to complete the proposed acquisition of Nine
               West;

          o our ability to integrate the organizations and operations of Nine West, Sun and any other acquired business into our existing organization and operations; and

          o the effects of vigorous competition in the markets in which we operate.

          Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. You will find these forward-looking statements at various places throughout this Prospectus and the documents incorporated by reference, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 1998, including any amendments. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.


                                RISK FACTORS

          You should consider carefully all the information included or incorporated by reference in this Prospectus and, in particular, should evaluate the following risks before deciding to invest in shares of our common stock.

We Face Significant Challenges in Integrating Acquired Businesses, Especially Nine West

          On October 2, 1998, Jones completed its acquisition of Sun. The Sun acquisition was Jones' first acquisition of another company. Five months later, on March 2, 1999, Jones announced that it had entered into a definitive agreement to acquire Nine West. Every acquisition involves certain risks, including:

          o initial reductions in the Company's reported operating results;

          o    diversion of management's attention;

          o    unanticipated problems or legal liabilities; and

          o possible reduction in reported earnings due to amortization of acquired intangible assets.

          In addition to these general risks, integrating the organizations and operations of Jones and Nine West will present significant specific challenges. Nine West is primarily a footwear designer, marketer and retailer while Jones is primarily an apparel designer and marketer. Jones has little experience either with the footwear industry or with managing a large retail operation such as Nine West's. There is no assurance that Jones will be able to retain certain key personnel from Nine West who would be helpful in integrating the two companies. Integrating Jones and Nine West will be complex and time-consuming. The failure to successfully integrate Nine West and Jones and to successfully manage the challenges presented by the integration process may prevent Jones from achieving the anticipated potential benefits of the acquisition.

          Some or all the above items could have a material adverse effect on Jones. Nine West, Sun or any other company which Jones might acquire in the future may not achieve sales and profitability that justifies Jones' investment. In addition, we can give no assurances that we will close the Nine West acquisition, which is subject to the satisfaction or waiver of certain closing conditions set forth in the merger agreement.

The Apparel Industry is Highly Competitive

          The apparel industry is highly competitive. Competition in this industry takes many forms, including the following:

               o establishing and maintaining favorable brand recognition;

               o    developing products that consumers want;

               o    implementing appropriate pricing;

               o    providing strong marketing support; and

               o obtaining access to retail outlets and sufficient floor space.

          There is intense competition in the sectors of the apparel industry in which Jones participates. Jones competes with many other manufacturers, some of which are larger and have greater resources. Any increased competition could result in reduced sales or prices, or both, which could have a material adverse effect on Jones.

Fashion Trends are Constantly Changing

          Customer tastes and fashion trends can change rapidly. Jones may not be able to anticipate, gauge or respond to such changes in a timely manner. If Jones misjudges the market for its products or product groups, it may be faced with a significant amount of unsold finished goods inventory, which could have a material adverse effect on Jones.

The Apparel Industry is Highly Cyclical

          Negative economic trends over which Jones has no control that depress the level of consumer spending could have a material adverse effect on Jones. Purchases of apparel and related goods often decline during recessionary periods when disposable income is low. In such an environment, Jones may increase the number of promotional sales which could further adversely impact its gross profit margins.

Our Sales and Profits Fluctuate Depending on the Season

          Jones' sales and profit levels fluctuate significantly by quarter, resulting primarily from the timing of shipments for each season. For its career apparel and lifestyle collections, Jones principally ships spring merchandise in the first quarter and fall merchandise in the third quarter. An increase in sales of jeans and casual apparel generally occurs during the third and fourth quarter. Accordingly, Jones' operating results will fluctuate from quarter to quarter.

The Concentration of Our Customers Could Adversely Affect Our Business

          Jones' ten largest customers, typically department stores, accounted for approximately 62% of sales in 1998. The results of operations of Sun are included in Jones' operating results from the date of acquisition. While no single customer accounted for more than 10% of Jones' net sales, certain of Jones' customers are under common ownership. Department stores owned by the following entities accounted for the following percentages of Jones' 1998 sales:

         Federated Department Stores Inc.          16%

         May Department Store Company              16%

         Remainder of ten largest customers        30%

          Jones believes that purchasing decisions are generally made independently by individual department stores within a commonly controlled group. There has been a trend, however, toward more centralized purchasing decisions. As such decisions become more centralized, the risk to Jones of such concentration increases. The loss of any of Jones' largest customers, or the bankruptcy or material financial difficulty of any customer or any of the companies above, could have a material adverse effect on Jones. Jones does not have long-term contracts with any of its customers, and sales to customers generally occur on an order-by-order basis. As a result, customers can terminate their relationships with Jones at any time or under certain circumstances cancel or delay orders.

          Nine West's ten largest wholesale customers accounted for approximately 37% of Nine West's gross revenues for 1998. Certain of these wholesale customers are under common ownership. When considered as a group under common ownership, sales to department store divisions owned by Federated Department Stores, Inc. represented 11% of Nine West's consolidated net revenues in 1998.

Significant Portions of Our Sales and Profits Depend on Our License Agreements with Polo Ralph Lauren Corporation

          The termination or non-renewal of Jones' exclusive licenses to manufacture and market clothing under the Lauren by Ralph Lauren and Polo Jeans Company trademarks in the United States and elsewhere would have a material adverse effect on Jones. Jones' Lauren by Ralph Lauren line and Polo Jeans business represent material portions of Jones' sales and profits. Jones sells products bearing those trademarks under exclusive licenses from affiliates of Polo Ralph Lauren Corporation. In addition, Jones will introduce for Fall 1999 a line of sportswear directed to younger women under the trademark Ralph by Ralph Lauren, under an additional exclusive license from Polo Ralph Lauren.

          The Lauren by Ralph Lauren license expires on December 31, 2001, subject to Jones' right to renew through December 31, 2006, if sales of that product line for the year 2000 exceed a specified level. Although such sales in 1997 and 1998 exceeded the renewal minimum, Jones' sales are made season-to-season, with customers having no obligation to buy products beyond what they have already ordered for a particular season. The initial term of the Polo Jeans license expires on December 31, 2000 and may be renewed by Jones in five-year increments for up to 30 additional years, if certain minimum sales levels in certain years are met. Although Polo Jeans sales in 1997 and 1998 exceeded the renewal minimum which would be required in 1999 to extend the term of the license through December 31, 2005, Polo Jeans sales are made season-to-season, with customers having no obligation to buy products beyond what they have already ordered. In addition, renewal of the Polo Jeans license after 2010 requires a one-time payment by Jones of $25 million or, at Jones' option, a transfer of a 20% interest in its Polo Jeans business to Polo Ralph Lauren (with no fees required for subsequent renewals). Polo Ralph Lauren also has an option, exercisable on or before June 1, 2010, to purchase the Polo Jeans business at the end of 2010 for a purchase price, payable in cash, equal to 80% of the then fair value of the business as a going concern, assuming the continuation of the Polo Jeans license through December 31, 2030. In addition to the provisions described above, the licenses contain provisions common to trademark licenses which could result in termination of a license, such as failure to meet payment or advertising obligations.

Legal Proceedings Involving Nine West Could Block Completion of Jones' Proposed Acquisition of Nine West or otherwise Adversely Affect Jones' Business

          Nine West disclosed the following information in its Annual Report on Form 10-K for the year ended January 30, 1999:

          The Federal Trade Commission is currently conducting an inquiry with respect to Nine West's resale pricing policies to determine whether Nine West violated the federal antitrust laws by agreeing with others to restrain the prices at which retailers sell footwear and other products marketed by Nine West. In addition, Attorneys General from the States of Florida, New York, Ohio and Texas are conducting similar inquires.

          Since January 13, 1999, more than 25 putative class actions have been filed on behalf of purchasers of Nine West's footwear in three separate federal courts alleging that Nine West violated Section 1 of the Sherman Act by engaging in a conspiracy with its retail distributors to fix the minimum prices at which the footwear marketed by Nine West was sold to the public. All of these class action complaints have been consolidated into a single action in the United States District Court for the Southern District of New York and seek injunctive relief, unspecified compensatory and treble damages, and attorneys' fees. In addition, five putative class actions based on the same alleged conduct have been filed in state courts in New York, the District of Columbia, Wisconsin, California and Minnesota alleging violations of those states' respective antitrust laws. The five state actions likewise seek injunctive relief, unspecified compensatory and treble damages, and attorneys' fees.

          Based on the short period of time that has elapsed since the inception of the inquiries and the filing of the lawsuits, Nine West's existing policies relating to resale pricing and the limited information available to Nine West with respect to compliance with those policies, Nine West does not anticipate that the inquiries or lawsuits will result in a material adverse financial effect on Nine West.

          On March 3, 4 and 5, 1999, four purported class action suits were filed against Nine West, the members of Nine West's Board of Directors and Jones in the Delaware Court of Chancery. These complaints allege, among other things, that the defendants have breached their fiduciary duties to Nine West stockholders by failing to maximize stockholder value in connection with entering into the merger agreement pursuant to which Jones has agreed to acquire Nine West. The complaints seek, among other things, an order enjoining completion of the merger. Nine West and Jones believe that the complaints are without merit and plan to defend vigorously against the complaints.

          Nevertheless, no assurance can be given that such legal proceedings will not block completion of Jones' proposed acquisition of Nine West or otherwise adversely affect Jones' business.

The Extent of Our Foreign Operations and Manufacturing May Adversely Affect Our Domestic Business

          In 1998, approximately 75% of Jones' products were manufactured outside North America, primarily in Asia, while the remainder were manufactured in the United States and Mexico. The following may adversely affect foreign operations:

               o political instability in countries where contractors and suppliers are located;

               o    imposition of regulations and quotas relating to imports;

               o    imposition of duties, taxes and other charges on imports;

               o significant fluctuation of the value of the dollar against foreign currencies; and

               o restrictions on the transfer of funds to or from foreign countries.

          As a result of its substantial foreign operations, Jones' domestic business is subject to the following risks:

               o quotas imposed by bilateral textile agreements between the United States and certain foreign countries;

               o reduced manufacturing flexibility because of geographic distance between Jones and its foreign manufacturers, increasing the risk that Jones may have to mark down unsold inventory as a result of misjudging the market for a foreign-made product; and

               o violations by foreign contractors of labor and wage standards and resulting adverse publicity.

          In January 1999, 23 unidentified Asian garment workers filed a purported class-action lawsuit against 22 garment manufacturers with factories located in Saipan (part of the U.S. Commonwealth of the Northern Mariana Islands). The lawsuit, filed in federal court in Saipan, alleges violations of federal labor statutes and other laws. Jones was named in two companion lawsuits filed in connection with the Saipan claims. For a more complete discussion of this litigation, please refer to "Legal Proceedings" in the documents incorporated by reference in this Prospectus.

Fluctuations in the Price, Availability and Quality of Raw Materials Could Cause Delay and Increase Costs

          Fluctuations in the price, availability and quality of the fabrics or other raw materials used by Jones in its manufactured apparel could have a material adverse effect on Jones' cost of sales or its ability to meet its customers' demands. Jones mainly uses cotton twill, wool, denim, and synthetic and blended fabrics. The prices for such fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of such raw materials and, in turn, the fabrics used in Jones' apparel may fluctuate significantly, depending on many factors, including crop yields and weather patterns. Jones generally enters into denim purchase order contracts at specified prices for three to six months at a time. Higher cotton prices would directly affect Jones' costs and earnings. Jones may not be able to pass all or a portion of such higher prices on to its customers.

Our Reliance on Independent Manufacturers Could Cause Delay and Damage Customer Relationships

          Jones relies upon independent third parties for the manufacture of many of its products. A manufacturer's failure to ship products in a timely manner or to meet the required quality standards could cause Jones to miss the delivery date requirements of its customers for those items. The failure to make timely deliveries may drive customers to cancel orders, refuse to accept deliveries or demand reduced prices, any of which could have a material adverse effect on Jones' business. Jones does not have long-term written agreements with any of its third party manufacturers. As a result, any of these manufacturers may unilaterally terminate their relationships with Jones at any time.

We Depend on Key Personnel to Manage Our Business

          Jones' success depends upon the personal efforts and abilities of Sidney Kimmel (Chairman), Jackwyn Nemerov (President), Irwin Samelman (Executive Vice President, Marketing) and, with respect to Sun, Eric Rothfeld (President of Sun) and Mindy Grossman (President and CEO of Sun's Polo Jeans Company Division) and, with respect to Nine West, Mark J. Schwartz, who will be named Chairman of Nine West upon completion of the acquisition. Jones does not have employment agreements with Mr. Kimmel, Ms. Nemerov and Mr. Samelman. If any of these individuals become unable or unwilling to continue in their present positions, Jones' business and financial results could be materially adversely affected.

Our Year 2000 Compliance Initiative May Not Succeed

          Certain functions in various types of technology used by Jones are designed to use only two digits to identify a year. These programs may fail or create erroneous results on or before January 1, 2000, if not corrected. Jones has assessed and is updating its own systems to insure that they are Year 2000 compliant. Jones anticipates substantial completion of this process by the middle of 1999. Jones may not be able, however, to complete these plans in time. Additionally, vendors, customers and other third parties with which Jones does business may not make their systems Year 2000 compliant. Jones' business and results of operations could suffer, if Jones or such third parties fail to make necessary technological adjustments.

          For a more complete discussion of Year 2000 issues, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the documents incorporated by reference in this Prospectus.

                              USE OF PROCEEDS

          We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

                            SELLING SHAREHOLDERS

          The following table sets forth the number of shares of common stock owned by each of the selling shareholders. Because the selling shareholders may offer all or any portion of their shares pursuant to the offering contemplated by this Prospectus, we can provide no estimate as to the exact number of shares each selling shareholder will hold after completion of this offering. No selling shareholder has had any position, office or other material relationship with Jones (other than as described below or in connection with the Sun acquisition) within the past three years. All such information has been provided to us by the selling shareholders.


                                                                    Number of
                                       Number of                    Shares
                                         Shares        Percent of   Registered
                                      Beneficially     Outstanding  for Sale
Name of Selling Shareholder              Owned         Shares*      Hereby<F1>
---------------------------           -------------    -----------  ----------
Eric A. Rothfeld<F2>                    3,230,223 <F3>     3.1%     3,230,223
Vestar/Sun Holding Company, L.L.C.        234,620           *         234,620
Rothfeld Family Trust                     169,755           *         169,755
The Rothfeld Family Foundation             40,000           *          40,000
Mindy Grossman<F4>                         34,444           *          34,444

          In connection with the Sun acquisition, Jones and the selling shareholders entered into a Registration Rights Agreement, which provides for the registration under the Securities Act of 1933 (the "Securities Act") of resales of the Jones common stock that was issued to the selling shareholders upon the closing of the Sun acquisition, the Jones common stock that was issued to certain selling shareholders on April 7, 1999, as additional consideration based on Sun's operating performance for 1998, and the Jones common stock that may be issued to such shareholders in 2000, 2001 and 2002, as additional consideration contingent on Sun's operating performance exceeding certain targets set forth in the Agreement and Plan of Merger for 1999, 2000 and 2001, respectively.
--------------------


<F1> This Registration Statement will also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, merger, n consolidation, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of common stock.

<F2> In connection with the Sun acquisition, Mr. Rothfeld entered into an
     Employment Agreement pursuant to which he will serve as President and Chief Executive Officer of Sun through December 31, 2001. Upon the closing of the Sun acquisition, Mr. Rothfeld became a member of the Jones board of directors.

<F3> Does not include 169,755 shares held by the Rothfeld Family Trust, a trust of which Mr. Rothfeld's wife is a trustee and also does not include 40,000 shares held by The Rothfeld Family Foundation, a charitable foundation of which Mr. Rothfeld is President and a Director.

<F4> In connection with the Sun acquisition, Ms. Grossman entered into an
     Employment Agreement pursuant to which she will serve as Executive Vice President of Sun and President and Chief Executive Officer of the Polo Jeans Company Division of Sun through December 31, 2001.


 *   Less than 1% beneficial interest

          On October 2, 1998, upon the closing of the Sun acquisition, we issued to the selling shareholders an aggregate 5,391,498 shares, the resale of which we previously registered under Registration Statement No. 333-66223 (the "Prior Registration Statement"). On April 7, 1999, based on Sun's operating performance for 1998, we issued to certain selling shareholders an additional 586,550 shares, the resale of which we seek to register under the new Registration Statement filed herewith. As of May 3, 1999, 2,269,006 of the shares eligible to be sold under the Prior Registration Statement have been sold, leaving a balance of 3,122,492 shares which we are carrying forward to this Registration Statement. Combining the 3,122,492 shares being carried forward from the Prior Registration Statement with the 586,550 additional shares to be registered under this Registration Statement, this combined Prospectus covers an aggregate 3,709,042 shares being offered for resale by the selling shareholders.

          We will amend the Registration Statement filed herewith or, if required, file a new registration statement to include any shares issued in 2000, 2001 or 2002 contingent on Sun's future operating performance. The Registration Rights Agreement requires the Company to file this Registration Statement covering resales of such common stock and to use its reasonable best efforts to maintain the effectiveness of such Registration Statement for a period of five years, or until the selling shareholders have completed the distribution of their shares.

          The Registration Rights Agreement also gives each of (i) Mr. Rothfeld and the Rothfeld Family Trust, counted together, and (ii) Vestar/Sun Holding Company, L.L.C. the right to demand one registration for an underwritten stock offering. The 34,444 shares of Jones common stock held by Ms. Grossman, the 40,000 shares held by The Rothfeld Family Foundation, and 2,011,260 of the shares held by Mr. Rothfeld are subject to certain transfer restrictions with respect to the timing and volume of permitted sales. No more than 20% of the initial number of such shares may be sold until after October 2, 1999, at which time an additional 20% of such shares may be sold. In each succeeding six-month period thereafter an additional 20% of the initial number of such shares may be sold. On April 2, 2001, all such transfer restrictions will expire.


                            PLAN OF DISTRIBUTION

          We are registering this offering of shares on behalf of the selling shareholders, and we will pay all costs, expenses and fees related to such registration, including all registration and filing fees, printing expenses, fees and disbursements of our counsel, blue sky fees and expenses and the expenses of any special audits or "cold comfort" letters. The selling shareholders will pay all selling expenses, including all underwriting discounts and selling commissions, all fees and disbursements of their counsel and all "road show" and other marketing expenses incurred by the Company or any underwriters which are not otherwise paid by such underwriters.

          The selling shareholders may sell their shares from time to time in one or more transactions on the New York Stock Exchange or in private, negotiated transactions. The selling shareholders will determine the prices at which they sell their shares. Such transactions may or may not involve brokers or dealers. The shares held by Ms. Grossman and The Rothfeld Family Foundation and 2,011,260 of the shares held by Mr. Rothfeld are subject to the transfer restrictions with respect to the timing and volume of permitted sales described under "Selling Shareholders" above.

          If the selling shareholders use a broker-dealer to complete their sale of the shares, such broker-dealer may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders or from you, as purchaser (which compensation might exceed customary commission).

          We have agreed to indemnify each selling shareholder, and each selling shareholder has agreed to indemnify us, against certain liabilities arising under the Securities Act. The selling shareholders may indemnify any agent, dealer or broker-dealer that participates in sales of the shares against similar liabilities.


                        DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of (1) 200,000,000 shares of common stock, $.01 par value per share, and (2) 1,000,000 shares of preferred stock, $.01 par value per share. On May 5, 1999, we had 103,990,653 shares of common stock issued and outstanding and no shares of preferred stock outstanding. In addition, up to an aggregate 24,426,396 shares of Jones common stock may be issued in connection with the proposed merger with Nine West. Our common stock is listed on the New York Stock Exchange under the trading symbol "JNY".

          Each share of Jones common stock is entitled to one vote on all matters submitted to a vote of shareholders. Jones shareholders are entitled to receive dividends when and as declared by the Jones board of directors out of legally available funds. Dividends may be paid on the Jones common stock only if all dividends on any outstanding preferred stock of Jones shareholders have been paid or reserved. To date, Jones has not paid any cash dividends on shares of its common stock and does not anticipate paying any cash dividends in the foreseeable future.

          The issued and outstanding shares of Jones common stock are fully paid and nonassessable. Jones shareholders have no preemptive or conversion rights and are not subject to further calls or assessments by Jones. In the event of the voluntary or involuntary dissolution, liquidation or winding up of Jones, Jones shareholders are entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of preferred stock, if any, all of Jones' remaining assets available for distribution.

          The Jones board of directors is authorized to provide for the issuance from time to time of Jones preferred stock in series and, as to each series, to fix the designation, the dividend rate, whether dividends are cumulative, the preferences which dividends will have with respect to any other class or series of capital stock, the voting rights, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, the redemption prices and the other terms of redemption, and the terms of any purchase or sinking funds applicable to the series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Jones preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Jones common stock or for other corporate purposes.


                               LEGAL MATTERS

          Ira M. Dansky, Esq., our General Counsel, has passed upon the validity with respect to the issuance of the shares of common stock offered by this Prospectus. As of May 3, 1999, Mr. Dansky owned 8,226 shares of Jones common stock and options to purchase 140,000 shares of Jones common stock. With respect to certain matters concerning Pennsylvania law, he will rely on Mesirov Gelman Jaffe Cramer & Jamieson, LLP.


                                  EXPERTS

          The consolidated financial statements and financial statement schedule of Jones incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Sun Apparel, Inc. at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 appearing in Jones' Current Report on Form 8-K dated September 24, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                  PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth the costs and expenses payable by us in connection with the registration of the offering of the shares. All expenses other than the SEC registration fee are estimates. The selling shareholders will pay all costs and expenses of selling their shares, including all underwriting discounts and selling commissions, all fees and disbursements of their counsel and all "road show" and other marketing expenses incurred by the Company or any underwriters which are not otherwise paid by such underwriters.


SEC Registration Fee...............................................  $  5,493
Accounting Fees and Expenses.......................................     7,500
Legal Fees and Expenses............................................    25,000
Printing Fees and Expenses.........................................    25,000
Miscellaneous Expenses.............................................     2,007
                  Total............................................  $ 65,000


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          As permitted by the Pennsylvania Business Corporation Law of 1988 (the "Pennsylvania Business Corporation Law"), Section 8.1 of the By-laws of Jones Apparel Group, Inc. provides that a director shall not be personally liable for monetary damages for any action taken or failed to be taken, other than as expressly provided in the Pennsylvania Business Corporation Law. Furthermore, Section 8.2 of such By-laws provides that the Company shall indemnify each officer and director to the full extent permitted by the Pennsylvania Business Corporation Law, and shall pay and advance expenses for any matters covered by such indemnification.

          Section 1741 of the Pennsylvania Business Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          Section 1742 of the Pennsylvania Business Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation. Indemnification shall not be made under Section 1742 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.


ITEM 16. EXHIBITS

EXHIBIT NO.      DESCRIPTION

  2.1 Agreement and Plan of Merger dated September 10, 1998, by and among the Company, SAI Acquisition Corp., Sun Apparel, Inc. and the selling shareholders, incorporated by reference to Exhibit
            2.1 to our Current Report on Form 8-K dated September 24, 1998

  2.2 Agreement and Plan of Merger dated as of March 1, 1999, by and among the Company, Jill Acquisition Sub Inc. and Nine West Group Inc., incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K dated March 2, 1999

  4.1 Form of Certificate evidencing shares of common stock of the Company, incorporated by reference to Exhibit 4.1 to our Shelf Registration Statement on Form S-3, filed on October 28, 1998 (Registration No. 333-66223)

  4.2 Registration Rights Agreement dated September 10, 1998, by and among the Company and the selling shareholders, incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated September 24, 1998

  5.1       Form of opinion of Ira M. Dansky, Esq.

  5.2       Form of opinion of Mesirov Gelman Jaffe Cramer & Jamieson, LLP

  10.1 Indenture dated as of October 2, 1998, by and between the Company and The Chase Manhattan Bank, as trustee, incorporated by reference to Exhibit 10.1 to our Shelf Registration Statement on Form S-3, filed on October 28, 1998 (Registration No. 333-66223)

  10.2 Supplemental Indenture dated as of January 1, 1999, by and between Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc. and The Chase Manhattan Bank, as trustee, incorporated by reference to Exhibit 4.3 to Amendment No. 1 to our Registration Statement on Form S-4/A, filed on January 25, 1999 (Registration No. 333-68587)

  10.3 Amended and Restated 364-Day Credit Agreement dated as of October 15, 1998, by and among the Company, as Borrower, the Lenders referred to therein and First Union National Bank, as Administrative Agent, incorporated by reference to Exhibit 10.2 to our Shelf Registration Statement on Form S-3, filed on October 28, 1998 (Registration No. 333-66223)

  10.4 Amended and Restated Three-Year Credit Agreement dated as of October 15, 1998, by and among the Company, as Borrower, the Lenders referred to therein and First Union National Bank, as Administrative Agent, incorporated by reference to Exhibit 10.3 to our Shelf Registration Statement on Form S-3, filed on October 28, 1998 (Registration No. 333-66223)

  10.5 Master Joinder Agreement dated as of January 1, 1999 to the Credit Agreements referred to therein, by and among the Company, Jones Apparel Group USA, Inc. and Jones Apparel Group Holdings, Inc. as credit parties, and First Union National Bank, as Administrative Agent, incorporated by reference to Exhibit 10.2 to Amendment No. 1 to our Registration Statement on Form S-4/A, filed on January 25, 1999 (Registration No. 333-68587)

  10.6 License Agreement dated as of August 1, 1995, by and between PRL USA, Inc., as assignee of Polo Ralph Lauren Corporation, successor to Polo Ralph Lauren, L.P., and Sun Apparel, Inc., as amended to date, incorporated by reference to Exhibit 10.53 to our Quarterly Report on Form 10-Q for the nine months ended September 27, 1998 10.7 Design Services Agreement dated as of August 1, 1995, by and between Polo Ralph Lauren Corporation, successor to Polo Ralph Lauren, L.P., and Sun Apparel, Inc., as amended to date, incorporated by reference to Exhibit 10.54 to our Quarterly Report on Form 10-Q for the nine months ended September 27, 1998

  10.8 Employment Agreement dated September 10, 1998, by and between SAI Acquisition Corp. and Eric A. Rothfeld, incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated September 24, 1998

  10.9 Employment Agreement dated September 10, 1998, by and between R.L. Management, Inc. and Mindy Grossman, incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated September 24, 1998

  10.10 License Agreement between the Company and Polo Ralph Lauren, L.P., dated May 11, 1998 (portions deleted pursuant to application for confidential treatment under Rule 24B-2 of the Securities Exchange Act of 1934), incorporated by reference to
            Exhibit 10.19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 1998

  10.11 Design Services Agreement between the Company and Polo Ralph Lauren, L.P., dated May 11, 1998 (portions deleted pursuant to application for confidential treatment under Rule 24B-2 of the Securities Exchange Act of 1934), incorporated by reference to
            Exhibit 10.20 to our Annual Report on Form 10-K for the fiscal year ended December 31, 1998

  23.1      Consent of BDO Seidman, LLP

  23.2      Consent of Ernst & Young LLP

  23.3 Consent of Ira M. Dansky, Esq. (included in opinion filed as Exhibit 5.1)

  23.4 Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP (included in opinion filed as Exhibit 5.2)

  24.1      Power of Attorney (included in signature page)

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
     Section 13 or 15(d) of the Exchange Act and incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized.


                                            JONES APPAREL GROUP, INC.,
                                            Registrant

                                            by /s/ Wesley R. Card
                                               ---------------------
                                               Wesley R. Card
                                               Chief Financial Officer


May 7, 1999

                              POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Ira M. Dansky, Wesley R. Card and Patrick M. Farrell and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, any Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his substitute may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



    SIGNATURE                        TITLE                           DATE
/s/ Sidney Kimmel             Chairman and Director               May 7, 1999
------------------           (Chief Executive Officer)
Sidney Kimmel

/s/ Jackwyn Nemerov           President and Director              May 7, 1999
--------------------
Jackwyn Nemerov

/s/ Wesley R. Card            Chief Financial Officer             May 7, 1999
-------------------           (Principal Financial Officer)
Wesley R. Card

/s/ Patrick M. Farrell        Vice President and Corporate        May 7, 1999
----------------------        Controller (Principal
Patrick M. Farrell            Accounting Officer)

/s/ Irwin Samelman            Executive Vice President,           May 7, 1999
----------------------        Marketing, and Director
Irwin Samelman

/s/ Geraldine Stutz           Director                            May 7, 1999
--------------------
Geraldine Stutz

/s/ Howard Gittis             Director                            May 7, 1999
--------------------
Howard Gittis

/s/ Eric A. Rothfeld          Director                            May 7, 1999
-----------------------
Eric A. Rothfeld

/s/ Mark J.Schwartz           Director                            May 7, 1999
----------------------
Mark J. Schwartz

                             INDEX TO EXHIBITS


     EXHIBIT NO.    DESCRIPTION

          2.1 Agreement and Plan of Merger dated September 10, 1998, by and among the Company, SAI Acquisition Corp., Sun Apparel, Inc. and the selling shareholders, incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K dated September 24, 1998

          2.2 Agreement and Plan of Merger dated as of March 1, 1999, by and among the Company, Jill Acquisition Sub Inc. and Nine West Group Inc., incorporated by reference to
                    Exhibit 2.2 to our Current Report on Form 8-K dated March 2, 1999

          4.1 Form of Certificate evidencing shares of common stock of the Company, incorporated by reference to Exhibit
                    4.1 to our Shelf Registration Statement on Form S-3, filed on October 28, 1998 (Registration No. 333-66223)

          4.2 Registration Rights Agreement dated September 10, 1998, by and among the Company and the selling shareholders, incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated September 24, 1998

          5.1       Form of opinion of Ira M. Dansky, Esq.

          5.2       Form of opinion of Mesirov Gelman Jaffe Cramer &
                    Jamieson, LLP

          10.1 Indenture dated as of October 2, 1998, by and between the Company and The Chase Manhattan Bank, as trustee, incorporated by reference to Exhibit 10.1 to our Shelf Registration Statement on Form S-3, filed on October 28, 1998 (Registration No. 333-66223)

          10.2 Supplemental Indenture dated as of January 1, 1999, by and between Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc. and The Chase Manhattan Bank, as trustee, incorporated by reference to Exhibit 4.3 to Amendment No. 1 to our Registration Statement on Form S-4/A, filed on January 25, 1999 (Registration No. 333-68587)

          10.3 Amended and Restated 364-Day Credit Agreement dated as of October 15, 1998, by and among the Company, as Borrower, the Lenders referred to therein and First Union National Bank, as Administrative Agent, incorporated by reference to Exhibit 10.2 to our Shelf Registration Statement on Form S-3, filed on October 28, 1998 (Registration No. 333-66223)

          10.4 Amended and Restated Three-Year Credit Agreement dated as of October 15, 1998, by and among the Company, as Borrower, the Lenders referred to therein and First Union National Bank, as Administrative Agent, incorporated by reference to Exhibit 10.3 to our Shelf Registration Statement on Form S-3, filed on October 28, 1998 (Registration No. 333-66223)

          10.5 Master Joinder Agreement dated as of January 1, 1999 to the Credit Agreements referred to therein, by and among the Company, Jones Apparel Group USA, Inc. and Jones Apparel Group Holdings, Inc. as credit parties, and First Union National Bank, as Administrative Agent, incorporated by reference to Exhibit 10.2 to Amendment No. 1 to our Registration Statement on Form S-4/A, filed on January 25, 1999 (Registration No. 333-68587)

          10.6 License Agreement dated as of August 1, 1995, by and between PRL USA, Inc., as assignee of Polo Ralph Lauren Corporation, successor to Polo Ralph Lauren, L.P., and Sun Apparel, Inc., as amended to date, incorporated by reference to Exhibit 10.53 to our Quarterly Report on Form 10-Q for the nine months ended September 27, 1998

          10.7 Design Services Agreement dated as of August 1, 1995, by and between Polo Ralph Lauren Corporation, successor to Polo Ralph Lauren, L.P., and Sun Apparel, Inc., as amended to date, incorporated by reference to Exhibit
                    10.54 to our Quarterly Report on Form 10-Q for the nine months ended September 27, 1998

          10.8 Employment Agreement dated September 10, 1998, by and between SAI Acquisition Corp. and Eric A. Rothfeld, incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated September 24, 1998

          10.9 Employment Agreement dated September 10, 1998, by and between R.L. Management, Inc. and Mindy Grossman, incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated September 24, 1998

          10.10 License Agreement between the Company and Polo Ralph Lauren, L.P., dated May 11, 1998 (portions deleted pursuant to application for confidential treatment under Rule 24B-2 of the Securities Exchange Act of
                    1934), incorporated by reference to Exhibit 10.19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 1998

          10.11 Design Services Agreement between the Company and Polo Ralph Lauren, L.P., dated May 11, 1998 (portions deleted pursuant to application for confidential treatment under Rule 24B-2 of the Securities Exchange Act of 1934), incorporated by reference to Exhibit
                    10.20 to our Annual Report on Form 10-K for the fiscal year ended December 31, 1998

          23.1      Consent of BDO Seidman, LLP

          23.2      Consent of Ernst & Young LLP

          23.3 Consent of Ira M. Dansky, Esq. (included in opinion filed as Exhibit 5.1)

          23.4 Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP (included in opinion filed as Exhibit 5.2)

          24.1      Power of Attorney (included in signature page)